Exhibit (6)(c)

Universal Life Insurance Company 33 Bolivia St. 6th Floor, San Juan, PR 00917 PO Box 2145 San Juan Puerto Rico 00922-2145 T: (787) 706-7337 F: (787) 793-1999 www.universalpr.com

GUARANTEED MINIMUM ACCUMULATION BENEFIT

GENERAL INFORMATION REGARDING THIS OPTION

This option is made part of the Contract to which it is attached and is effective on the Date of Issue. This option is only available at the time of application. To the extent any provisions contained in this option are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this option will control the Contract accordingly. Non- defined terms shall have the meaning given to them in the Contract.

This option is not renewable and is only available to Contracts with Annuitants age 85 or younger on the Date of Issue. The benefits described in this option will cease upon termination of the Contract, Annuitization or assigned without our consent.

DEFINITIONS:

Terms used that are not defined in this rider shall have the same meaning as those in Your base policy.

Investment Options

One or more Portfolios of the Separate Account available under Your policy which we designate are described in Article II on the Available Fund Choices section.

Gross Partial Withdrawal

The amount which will be deducted from Your Policy Value as a result of each Partial Withdrawal.

Guaranteed Future Value Date

Date after the rider becomes effective, 15 years for Option A or 13 years for Option B.

Rider Anniversary

The anniversary of the Rider Date.

Rider Date

Date on which the rider becomes effective, Rider Date is the Date of Issue.

Rider Fee

The annual rider fee is based on the Guaranteed Future Value on the rider anniversary. A pro-rated rider fee assessed at policy surrender is based on the Guaranteed Future Value at the time of the surrender and the number of days since the prior rider anniversary.

Rider Year

Each twelve-month period following the Rider Date.

Valuation Period

The period of time from one determination of the value of a Subaccount to the next. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally the close of business on each day on which the New York Stock Exchange is open.

RIDER FEE

When this option is elected, Universal Life Insurance Company deducts a Rider Fee on each Rider Anniversary and upon termination as described below:

Option A. Annual Charge of 0.95% of the Guarantee Future Value, if the Guarantee Future Value Date is 15 years.

Option B. Annual Charge of 1.35% of the Guarantee Future Value, if the Guarantee Future Vale Date is 13 years.

Subject to market conditions; the company may change the rider fee percentage up to 1.00% more than original fee percentage. This rider is revocable if the Company increases fee percentage for more than 0.75%.

GUARANTEED MINIMUM ACCUMULATION BENEFIT

If you elect the Guaranteed Minimum Accumulation Benefit we will provide a level of protection regardless of the performance of the variable investment choices you select. We guarantee that Your Policy Value will be at least as great as the Guaranteed Future Value on the Guaranteed Future Value Date.

On the Guaranteed Future Value Date, if Your Policy Value is less than the Guaranteed Future Value, we will add the difference to Your Policy Value at the end of the next Valuation Period. This addition will not be considered premium. We will provide no benefit under the Guaranteed Minimum Accumulation Benefit after the Guaranteed Future Value Date.

Guaranteed Future Value

We guaranteed that on the Guaranteed Future Value Date your policy value will at least equal your Guaranteed Future Value. The Guaranteed Future Value on the rider date is the account value on the rider date plus any additional premiums received within 6 months of the rider date.

The Guaranteed Future Value after the Guaranteed Future Value Date is zero.

Guaranteed Minimum Accumulation Benefit Adjustments

Gross Partial Withdrawals will reduce the Guaranteed Future Value taking into consideration the following formula. The amount of the Guaranteed Future Value Adjustments is equal to the greater of:

1)	the Gross Partial Withdrawal amount; or

2)	the result of (A divided by B), multiplied by C, where:

A	is the amount of Gross Partial Withdrawal;

B	is the Policy Value immediately prior to the Gross Partial Withdrawal; and

C	is the Guaranteed Future Value immediately prior to the Gross Partial Withdrawal.

Available Fund Choices

Conservative Asset Allocation Portfolio

Moderate Asset Allocation Portfolio

Money Market Portfolio

Signed for us at our home office.

PRESIDENT	SECRETARY